February 28, 2000


SunAmerica Strategic Investment Series, Inc.
The SunAmerica Center
733 Third Avenue
New York, NY  10017-3204

Ladies and Gentlemen:

     This opinion is being furnished in connection with the filing by SunAmerica Strategic Investment Series, Inc. (the "Corporation"), a Maryland corporation, of Post-Effective Amendment No. 2 to the Registration Statement on Form N-1A (the "Amendment") which definitely registers 100,000,000 shares of beneficial interest, $.0001 par value (the "Shares").

     I am familiar with the proceedings taken by the Corporation in connection with the authorization, issuance and sale of the Shares. In addition, I have examined the Corporation's Articles of Incorporation, its By-Laws and such other documents that have been deemed relevant to the matters referred to in this opinion.

     Based upon the foregoing, I am of the opinion that the Shares registered by the Amendment are legally issued, fully paid and non-assessable shares of beneficial interest of the Corporation.

     I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Amendment of the Corporation, and to the filing of this opinion under the securities laws of any state

                                             Very truly yours,

                                             SUNAMERICA ASSET MANAGEMENT CORP.



                                            By: /s/ Robert M. Zakem
                                                -------------------
                                                Robert M. Zakem
                                                Senior Vice President and
                                                  General Counsel